Exhibit 10.2

CONSULTING AGREEMENT

This consulting agreement (this “Agreement”) is made effective for all purposes and in all respects as of the date last signed, by and between Boston Life Sciences, Inc., a Delaware BLSI with its principal offices located at 20 Newbury Street, 5th Floor, Boston MA 02116 (hereinafter “BLSI”), and Marc E. Lanser, M.D. of Fayston, Vermont (hereinafter referred to as “Consultant”).

WHEREAS, BLSI desires to engage Consultant to perform certain duties as shall be assigned to Consultant by BLSI from time to time;

WHEREAS, Consultant desires to be so engaged by BLSI;

WHEREAS, BLSI and Consultant desire to set forth in writing the terms and conditions of their agreements and understandings.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Duties of Consultant. Consultant shall perform such duties as shall be assigned to Consultant by BLSI, including, but not limited to acting as a member of BLSI’s Scientific Advisory Board. Consultant further agrees to be available at mutually agreeable times during the term of this agreement. Consultant agrees to perform this work in a prompt, efficient and professional manner. Monthly hours worked and location of work shall be as mutually discussed and agreed upon by Consultant and Mark Pykett of BLSI. Nothing contained herein shall require BLSI to engage Consultant for a minimum number of hours or be deemed to be a guarantee to Consultant of a minimum number of hours of engagement by BLSI. The duties are further outlined in Schedule A.

2. Term of Engagement. The term of Consultant’s engagement hereunder (the “Term”) shall commence as of June 11, 2005 and shall continue until June 11, 2007 or until either BLSI or Consultant shall provide written notice to the other of its desire to terminate such engagement. Any termination of this Agreement by the Company will be deemed to be “without cause” for the purposes of the Severance and Settlement Agreement and Release between the Consultant and the Company unless (1) the Company has grounds for a termination “with cause” and (2) the Company in its termination notice states that it is terminating for cause. The Company will have grounds to terminate this Agreement for “cause” only if (i) Consultant is convicted of a felony or another crime of fraud or moral turpitude or (ii) Consultant materially breaches any material term of this Agreement (other than a breach resulting from Consultant’s disability) and such breach remains uncured for 14 days after written notice from the Company specifying in reasonable detail the nature of such breach. The Term may be extended upon written agreement by the parties. Notwithstanding the foregoing, the termination of this Agreement for any reason shall not terminate or in any way affect Consultant’s covenants and obligations set forth in Sections 5 and 10 hereof.

3. Compensation. Subject to compliance by Consultant with this Agreement, BLSI shall pay Consultant a retainer of $1,500 per month for up to 1 calendar day (at no more than eight hours per day) per month of Consultant’s time. In the event that BLSI requests time from Consultant in excess of 1 calendar day per month, BLSI will pay Consultant at the rate of $1,500 per calendar day (for up to eight hours) for such time. During the Term, BLSI shall not be obligated, except as provided in the Severance and Settlement Agreement between the Consultant and Company, to pay for, or keep in effect, any hospitalization, health, life or other insurance for the benefit of Consultant, to pay any employment or similar taxes, to make any tax withholdings or to provide any benefits that BLSI provides to its employees.

4. Expenses Incurred. During the Term, BLSI shall pay or promptly reimburse Consultant for all reasonable travel, long-distance telephone and other business expenses paid or incurred by Consultant in connection with the performance of Consultant duties hereunder (which expenses must be pre-approved by BLSI or must be referenced on Schedule A with respect to particular services or tasks to be performed), upon presentation of expense statements, vouchers or other evidence of expenses providing the detail required by BLSI.

5. Treatment of Information.

A. Consultant acknowledges that he shall or may be making use of, viewing and adding to confidential information of a special and unique nature and value relating to such matters as BLSI’s trade secrets, systems, designs, methods, computer software programs, documentation, manuals, white papers, other confidential reports and communications and lists of and information relating to suppliers, customers and prospects (“Confidential Information”). Consultant further acknowledges that any information and materials received by BLSI from third parties in confidence shall be included in the definition of Confidential Information. Consultant agrees that he shall not directly or indirectly disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Confidential Information to any third party without the express authorization by BLSI. Consultant agrees not to make any copies of the Confidential Information (except when appropriate for the furtherance of this Agreement or duly and specifically authorized to do so). As any breach by Consultant of his covenants and agreements in this section may cause irreparable injury to BLSI that cannot be redressed by the payment of monies, BLSI shall be entitled to enjoin any such threatened or continuing violation. Consultant acknowledges that BLSI holds all right, title, and interest in and to all tangible and intangible incidents of the Confidential Information, including, without limitation, all trade secrets, copyrights, patent rights and derivative works pertaining thereto, except as provided otherwise in Section 6 below, and that this Agreement conveys to Consultant only a limited right to use the Confidential Information in the course of performing this Agreement. Such right is fully revocable in accordance with the provisions of this Agreement. Consultant further agrees that, except for such right of use, it shall not assert any right, title, or interest in or to the Confidential Information and shall hold all Confidential Information in strict confidence.

B. Confidential Information shall not include information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which BLSI is a party or a beneficiary or (iii) any duty owed to BLSI by

Consultant or any third party; provided, however, that Consultant hereby acknowledges and agrees that if Consultant shall seek to disclose, divulge, reveal, report, publish, transfer or use any Confidential Information to any third party, Consultant shall bear the burden of proving that any such information shall have become publicly available without any such breach. Disclosure of Confidential Information shall not be prohibited if such disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency; provided, however, that (i) Consultant shall first have given prompt notice to BLSI of any such possible or prospective order (or proceeding pursuant to which any such order may result) and (ii) BLSI shall have been afforded a reasonable opportunity to prevent or limit any such disclosure. Consultant agrees to return all Confidential Information, and all documentary, machine-readable or other elements or evidence of such Confidential Information and any copies thereof, in Consultant possession or under Consultant control at the request of BLSI or, in the absence of such a request, upon the termination of this Agreement.

C. Ownership of Information. Any findings, reports, inventions, writings, disclosures, discoveries, computer code, developments and improvements written, invented, made or conceived by Consultant in the course of or arising out of work performed under this Agreement are hereinafter referred to as “Work Product”, and shall be a work made for hire by Consultant for BLSI and shall be the property of BLSI.

D. Disclosure of Work Product; Confidentiality. Consultant agrees to disclose all Work Product to BLSI and agrees, at BLSI’s expense, to execute any instruments and to do all other things reasonably requested by BLSI (both during and after Consultant’s engagement by BLSI) in order to vest more fully in BLSI all ownership rights in Work Product. Consultant shall have written confidentiality and assignment of intellectual property rights agreements in place with any of his employees, agents, contractors or consultants who do any work related to this Agreement so as to make this Agreement enforceable against such employees, agents, contractors or consultants.

6. Non-competition. Until the termination of this Agreement, Consultant agrees that he will not perform similar services for companies or individuals that presently compete or plan to compete directly with BLSI.

7. No Prior Agreements. Consultant represents that his performance under this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by Consultant in confidence, trust or otherwise prior to Consultant’s engagement by BLSI) to which Consultant is a party or by the terms of which Consultant may be bound (excluding any agreement between the Consultant and the Company). Consultant covenants and agrees that he shall not disclose to BLSI, or induce BLSI to use, any such proprietary information, knowledge or data belonging to any previous or concurrent employer or client or others.

8. Independent Contractor. Consultant shall at all times be an independent contractor hereunder, and not a co-venturer, agent, employee or representative of BLSI, and no act, action or omission to act of Consultant shall in any way be binding upon or obligate BLSI. No change in Consultant’s duties as a consultant of BLSI shall result in, or be deemed to be, a modification of the terms of this Agreement. Consultant shall not be treated as an employee for Federal tax purposes. Consultant hereby represents and warrants to BLSI that he is an independent contractor for Federal, state and local tax purposes. Further, Consultant hereby covenants and agrees to pay any and all Federal, state and local taxes required by law to be paid by an independent contractor, including, without limitation, any taxes imposed by the Self Employment Contribution Act.

9. Governing Law and Venue. In view of the fact that the principal office of BLSI is located in Massachusetts, the construction and interpretation of this Agreement shall at all times and in all respects be governed by the substantive laws of Massachusetts, without regard to its rules regarding conflicts of law. Any legal action taken by either party shall take place in the State of Massachusetts. In the event of any legal action or claim concerning the terms of this Agreement or the performance of any party under the terms of this agreement, all reasonable legal fees, costs and expenses of the prevailing party relating to such legal action or claim shall promptly be paid by the other party.

10. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and received by courier service (with proof of service) or certified or registered mail (return receipt requested, first-class postage prepaid), in the case of Consultant, to Consultant address as shown on BLSI’s records, and, in the case of BLSI, to its principal office.

11. General. This Agreement along with the Severance and Settlement Agreement between the Consultant and Company contains the entire agreement and understanding by and between parties with respect to the subject matter hereof, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. This Agreement shall be binding upon, and shall inure to the benefit of, BLSI and Consultant, and their respective successors. However, Consultant may not assign this agreement or any duties hereunder without the express written authorization of BLSI. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. Neither party shall be liable for the failure to perform its obligations under this Agreement due to events beyond such party’s reasonable control including, but not limited to, strikes, riots, wars, fire, acts of God or acts in compliance with any applicable law, regulation or order (whether valid or invalid) of any court or governmental body. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or shall be deemed a valid waiver of such provision at any other time.

IN WITNESS WHEREOF, BLSI and Marc E. Lanser, M.D. have duly executed this Agreement intending to be bound thereby.

Signed for and on behalf of BOSTON LIFE SCIENCES, INC.:

Signature:	/s/ Mark Pykett	Date: June 9, 2005
Mark Pykett
President & Chief Operating Officer

Signed for and on behalf of Marc E. Lanser, M.D.

Signature:	/s/ Marc E. Lanser	Date: June 9, 2005

SCHEDULE A

The following summarizes the key duties of Consultant under this Agreement:

1.	Provide on-going support to the clinical development efforts, including liaising with clinical sites, presently underway on Altropane and Inosine.

2.	Support the pre-clinical development efforts for BLSI’s products, particularly O-1369 and Fluoratec, during the Term.

3.	As needed, provide technical support to BLSI in its efforts to form strategic alliances for its product candidates and other assets of strategic or non-strategic significance.

4.	Participate in due diligence efforts.

5.	Assist with management of the Company’s licenses and intellectual property.

6.	Help coordinate the Company’s collaborations and sponsored research agreements.